Table of Contents

Exhibit 8.1

Significant Subsidiaries of Masisa

Name of Subsidiary	Jurisdiction of Incorporation
Inversiones Internacionales Terranova S.A.	Chile
Masisa S.A. (Antigua)	Chile
Forestal Tornagaleones S.A.	Chile
Masisa Inversiones Limitada	Chile
Masisa Concepcion Limitada	Chile
Inversiones Coronel Limitada	Chile
Masisa Partes y Piezas Limitada	Chile
Masisa Overseas Ltd.	Cayman Islands
Maderas y Sinteticos del Perú S.A.C.	Peru
Masisa USA, Inc	U.S.
Maderas y Sinteticos Servicios S.A. de C.V.	Mexico
Masisa Ecuador S.A.	Ecuador
Masisa Do Brasil Ltda.	Brazil
Maderas y Sinteticos Mexico S.A. de C.V.	Mexico
Terranova Panama S.A.	Panama
Terranova de Venezuela S.A.	Venezuela
Coforven S.A.	Venezuela
Forestal Terranova Mexico S.A. de C.V.	Mexico
Cor.Forestal Guayamure C.A.	Venezuela
Masisa Madeiras Ltda.	Brazil
Masisa Colombia S.A.	Colombia
Cor.Forestal Imataca C.A.	Venezuela
Andinos C.A.	Venezuela
Forestal Argentina S.A.	Argentina
Masisa Argentina S.A.	Argentina
Fibranova C.A.	Venezuela
Masnova S.A,	Mexico